Exhibit 10.1

Dave & Buster’s Entertainment, Inc.
2014 Omnibus Incentive Plan

(Performance Based Market Stock Units)

MARKET STOCK UNIT AWARD AGREEMENT

THIS MARKET STOCK UNIT AWARD AGREEMENT (this “Award Agreement”) is made effective as of _____ __, 2021 (the “Date of Grant”), between Dave & Buster’s Entertainment, Inc., a Delaware corporation (the “Company”) and [●] (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Dave & Buster’s Entertainment, Inc. 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it would be in the best interests of the Company and its stockholders to grant the award (the “Award”) of performance-vesting restricted stock units (each, an “MSU”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.             Grant of Award. The Company hereby grants to the Participant MSUs on the following terms:

(a)             Upon achievement of target-level performance, [●] MSUs may be earned under this Award (the “Target Achievable MSUs”) in respect of the three-year performance period commencing on the Date of Grant and ending on the day before the third anniversary of the Date of Grant (the “Performance Period,” and the last day, the “Closing Date”).

(b)             Each MSU represents one notional share of common stock, par value $.01 per share, of the Company (each, a “Share”); provided that the Earned MSUs (as defined below) shall be settled in Shares or cash in accordance with Section 3 below.

2.             Terms and Conditions.

(a)             Calculation of Earned Portion. The Award shall be one hundred percent (100%) unvested as of the Date of Grant. Pursuant to the terms of the Plan and this Award Agreement, including, without limitation, Sections 3 and 4 below, as soon as reasonably practicable following the Closing Date, the Committee shall determine and certify the number of MSUs, if any, that shall be deemed earned and eligible for vesting and settlement (such MSUs, “Earned MSUs”). The number of Earned MSUs shall equal the Target Achievable MSUs multiplied by the Stock Performance Multiplier. Any and all MSUs that are not Earned MSUs as of the Closing Date shall be forfeited and canceled immediately without consideration.

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(b)             Service Vesting. The Earned MSUs shall vest on the third anniversary of the Date of Grant (the “Vesting Date”), subject to the Participant’s continued employment with the Company through the Vesting Date.

(c)             Certain Definitions. For purposes of this Award Agreement:

(i)              “Ending Average Closing Price” means the average closing price of a Share as reported on the NASDAQ Global Select Market for the 10 consecutive trading days ending on (and including) the trading day immediately preceding the Closing Date.

(ii)             “Starting Average Closing Price” means the average closing price of a Share as reported on the NASDAQ Global Select Market for the 10 consecutive trading days ending on (and including) the trading day immediately preceding the Date of Grant.

(iii)            “Stock Performance Multiplier” means the quotient obtained by dividing (i) the Ending Average Closing Price by (ii) the Starting Average Closing Price”.

3.             Settlement; Payment.

(a)             Share Settlement. Pursuant to the terms of the Plan and this Award Agreement, including, without limitation, Sections 3(b) and 4 below, and to the extent that it would not cause a violation of Section 409A, each vested Earned MSU shall be settled by the issuance of a Share as soon as practicable following the Vesting Date, and in all events no later than the June 30 next following such Vesting Date, as determined solely by the Company (the date of settlement, the “Settlement Date”). Vested and Earned MSUs settled via Share issuance shall be distributed to the Participant or the Participant’s legal representative; provided, that the Company may, at its election, either (a) on or after the Settlement Date, issue a certificate representing the Shares subject to this Award Agreement, or (b) not issue any certificate representing Shares subject to this Award Agreement and instead document the Participant’s or the Participant’s legal representative’s interest in the Shares by registering the Shares with the Company's transfer agent (or another custodian selected by the Company) in book-entry form.

(b)             Limitations. The maximum number of Shares issuable under this Award Agreement (the “Maximum Share Limit”) shall equal 200% of the Target Achievable MSUs.

(c)             Forfeiture of Earned MSUs Due to Limitations. Notwithstanding anything to the contrary in this Award Agreement, upon the first to occur of (i) the issuance pursuant to Section 3(a) above of the number of Shares equal to the Maximum Share Limit, and (ii) the payment in cash pursuant to Section 3(b) above of an amount equal to the Maximum Cash Limit (as reduced from time to time in accordance with Section 3(c) above), any remaining Earned MSUs shall be forfeited and canceled immediately without consideration, and no further Shares or cash shall be issuable or payable to the Participant hereunder.

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(d)             Award Subject to Clawback Policy. The Participant agrees and acknowledges that the Participant is bound by, and the Award is subject to, any clawback policy adopted by the Committee from time to time.

4.             Termination of Service. Notwithstanding anything herein to the contrary:

(a)             Termination of Service Due to Death or Disability. Upon a termination of the Participant’s Service by reason of death or Disability that occurs:

(i)              at any time prior to the expiration of the Performance Period, then the Award shall be settled in accordance with Section 3 above in respect of 100% of the Target Achievable MSUs, notwithstanding the termination of the Participant’s Service, except that notwithstanding Section 2(b), such MSUs shall be immediately fully vested and thereafter settled within sixty (60) days following such termination of Service, subject to the applicable limitations set forth in Section 3 above; and

(ii)             after the expiration of the Performance Period and prior to the Settlement Date, then the Award shall be settled in accordance with Section 3 above, in respect of the number of then-outstanding Earned MSUs, except that notwithstanding Section 2(b), such MSUs shall be immediately fully vested and settled within thirty (30) days following such termination of Service, subject to the applicable limitations set forth in Section 3 above.

For purposes of this Award Agreement, “Disability” means (i) “Disability” as defined in any employment agreement between the Participant and the Company or any of its Affiliates, or (ii) if there is no such employment agreement or if it does not define Disability: the Participant is disabled to the extent that he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Dave & Buster’s Management Corporation, Inc. The determination of the Participant’s Disability shall be made in good faith by a physician reasonably acceptable to the Company.

(b)             Termination of Service Due to Retirement. Upon a termination of the Participant’s Service by reason of Retirement that occurs:

(i)              at any time prior to the expiration of the Performance Period, then the Award shall be settled in accordance with Section 3 above in respect of the number of MSUs that would have been earned pursuant to this Agreement based on actual performance during the full Performance Period, notwithstanding the termination of the Participant’s Service, multiplied by a fraction, the numerator of which is the number of days in the Performance Period through and including the date of termination of Service, and the denominator of which is 1,095, except that notwithstanding Section 2(b), such MSUs shall be fully vested and settled on the Settlement Date next following such termination of Service, subject to the applicable limitations set forth in Section 3 above; and

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(ii)             after the expiration of the Performance Period and prior to the final Settlement Date, then the Award shall be settled in accordance with Section 3 above, in respect of the number of then-outstanding Earned MSUs that would have vested on the Vesting Date coincident with or next following such termination of Service, multiplied by a fraction, the numerator of which is the number of days elapsed after the Date of Grant through and including the date of termination of Service, and the denominator of which is 1,095, except that notwithstanding Section 2(b), such MSUs shall be immediately fully vested and settled within thirty (30) days following such termination of Service, subject to the applicable limitations set forth in Section 3 above.

For purposes of this Award Agreement, “Retirement” means (i) “Retirement” as defined in any employment agreement between the Participant and the Company or any of its Affiliates, or (ii) if there is no such employment agreement or if it does not define Retirement: termination of the Participant’s Service, other than for Cause, after attaining (A) age sixty (60) and completing ten (10) years of continued Service (i.e., without any termination of Service) with the Company or its Affiliates or (B) age sixty-five (65).

(c)             Termination without Cause or for Good Reason related to a Change of Control. Upon (i) a termination of the Participant’s Service by the Company or one of its successors or Affiliates without Cause or due to the Participant’s resignation for Good Reason (excluding termination by reason of death or Disability) (a “Specified Termination”) and (ii) the Specified Termination occurs either within ninety (90) days before or within twelve (12) months following the occurrence of a Change of Control of the Company (the “Protected Period”), then:

(i)              If the Change in Control occurs at any time prior to the expiration of the Performance Period, the Award shall be converted to restricted stock units (“RSUs”) in respect of the number of MSUs that would have been earned pursuant to this Agreement based on the price per Share as of the date of the Change of Control (provided that the Committee in its discretion may determine that the Ending Average Closing Price shall be deemed to be equal to the per Share consideration paid or implied in the transaction giving rise to the Change of Control), notwithstanding the termination of the Participant’s Service, except that notwithstanding Section 2(b), such RSUs shall be immediately fully vested and be settled on the Settlement Date next following such termination of Service, subject to the applicable limitations set forth in Section 3 above; and

(ii)             If the Change in Control occurs after the expiration of the Performance Period and prior to the final Settlement Date, the Award shall be settled in accordance with Section 3 above, in respect of the number of then-outstanding Earned MSUs, except that notwithstanding Section 2(b), such MSUs shall be fully vested upon such termination (or, if later, such Change of Control) and settled within ten (10) days following such termination (or, if later, such Change of Control), subject to the applicable limitations set forth in Section 3 above;

provided, that if a Specified Termination should occur prior to a Change of Control of the Company, the Award shall remain outstanding for up to ninety (90) days following such Specified Termination in order to determine whether such Specified Termination shall have occurred during a Protected Period such that the Award shall be eligible for settlement pursuant to this Section 4(c).

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(d)             Termination of Service without Cause. Upon a termination of the Participant’s Service by the Company or one of its successors or Affiliates without Cause that occurs:

(i)              at any time prior to the expiration of the Performance Period, then the Award shall be settled in accordance with Section 3 above in respect of the number of MSUs that would have been earned pursuant to this Agreement based on actual performance during the full Performance Period, notwithstanding the termination of the Participant’s Service, multiplied by a fraction, the numerator of which is the number of days in the Performance Period through and including the date of termination of Service, and the denominator of which is 1,095, except that notwithstanding Section 2(b), such MSUs shall be fully vested and settled on the Settlement Date next following such termination of Service, subject to the applicable limitations set forth in Section 3 above; and

(ii)             after the expiration of the Performance Period and prior to the final Settlement Date, then the Award shall be settled in accordance with Section 3 above, in respect of the number of then-outstanding Earned MSUs that would have vested on the Vesting Date coincident with or next following such termination of Service, multiplied by a fraction, the numerator of which is the number of days elapsed after the Date of Grant through and including the date of termination of Service, and the denominator of which is 1,095, except that notwithstanding Section 2(b), such MSUs shall be fully vested and settled within thirty (30) days following such termination of Service, subject to the applicable limitations set forth in Section 3 above.

(e)             For purposes of this Award Agreement, “Cause” means (x) “Cause” as defined in any employment agreement between the Participant and the Company or any of its Affiliates, or (y) if there is no such employment agreement or if it does not define Cause: the willful and continued failure by the Participant to perform the duties assigned by the Company, failure to follow reasonable business-related directions from the Company, gross insubordination, theft from the Company or its Affiliates, habitual absenteeism or tardiness, conviction or plea of guilty or nolo contendere to a felony, misdemeanor involving fraud, theft or moral turpitude, or any other reckless or willful misconduct that is contrary to the best interests of the Company or materially and adversely affects the reputation of the Company.

(f)             For purposes of this Award Agreement, “Good Reason” means (i) “Good Reason” as defined in any employment agreement between the Participant and the Company or any of its Affiliates, or (ii) if there is no such employment agreement or if it does not define Good Reason: Without the Participant’s consent, (A) a material reduction in the Participant’s annual base salary or (B) a relocation of the Participant’s primary place of employment with the Company by more than fifty (50) miles from that in effect as of the Date of Grant; provided, however, that neither item (A) nor item (B) shall constitute Good Reason unless the Participant has provided written notice to the Company within thirty (30) days of the occurrence of such event and the Company shall have failed to cure such event within thirty (30) days of receipt of such written notice.

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(g)             Other Terminations of Service. Upon a termination of the Participant’s Service prior to the final Settlement Date for any reason other than pursuant to Sections 4(a), 4(b), 4(c) and 4(d) above, the Award, including any then-outstanding Earned MSUs, shall immediately terminate and be forfeited without consideration.

(h)             Release. Upon a termination of the Participant’s Service prior to the final Settlement Date for termination without Cause pursuant to Section 4(d), settlement of any Award shall be conditioned first upon the Participant’s execution of a fully effective and non-revocable general release (“Release”) in favor of the Company, its Board of Directors, Affiliates, and employees, in such form as reasonably approved by the Company and the Participant within sixty (60) days of the Participant’s termination of Service, which Release shall be provided to the Participant within five (5) days of the Participant’s termination of Service.

5.             No Right to Continued Service. The granting of the Award evidenced hereby and this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the Service of such Participant.

6.             Shareholder Rights. Neither the Participant nor the Participant’s representative shall have any rights as a shareholder of the Company with respect to the MSUs until such Person receives the Shares, if any, issued upon settlement.

7.             Non-Solicitation and Non-Hire. If the Participant has an employment agreement with the Company or any of its Subsidiaries that contains non-solicitation and/or non-hire covenants, the covenants are incorporated into this Award Agreement by reference. To the extent the Participant does not have an employment agreement containing such covenants, the following restrictive covenants shall apply:

As a material incentive for the Company to enter into this Award Agreement, during the term of the Participant’s employment with the Company or any of its Subsidiaries and for a period of twelve (12) months from the termination of the Participant’s employment for any reason (including, without limitation, resignation by the Participant) (the "Non-Solicitation and Non-Hire Period") the Participant shall not, directly or indirectly, on the Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, induce or attempt to influence, induce, or encourage anyone who is or, within the six (6) months prior to the date of termination was, an employee of the Company or any of its Subsidiaries at or above the managerial level (including, without limitation, General Managers, Assistant General Managers, store departmental managers, and all higher-ranking managers) (for purposes of this Section 7, an “Employee”), client, supplier, vendor, licensee, distributor, contractor or other business relation of the Company or any of its Subsidiaries to cease doing business with, adversely alter or interfere with its business relationship with, the Company or any of its Subsidiaries. Further, during the Non-Solicitation and Non-Hire Period, the Participant shall not, on the Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, (i) solicit or seek to hire any Employee, or in any other manner attempt directly or indirectly to influence, induce, or encourage any Employee to leave their employ (provided, however, that nothing herein shall restrict the Participant from engaging in any general solicitation that is not specifically targeted at such persons), nor shall the Participant use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any Employee, (ii) without the Company's prior written consent, hire, employ or engage as a consultant any Employee, or (iii) directly or indirectly solicit, induce, or attempt to influence, induce, or encourage any person, partnership, entity, association, or corporation that is a client or customer of the Company or its Subsidiaries and who or which the Participant helped to schedule or conduct a special event or corporate teambuilding while employed by the Company or its Subsidiaries to schedule or conduct a special event or corporate teambuilding through another person, partnership, entity, association, or corporation.

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This Section 7 shall survive termination or settlement of the Award and termination or satisfaction of the Award Agreement.

8.             Securities Laws/Legend on Certificates. The issuance and delivery of Shares shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. If the Company deems it necessary to ensure that the issuance of securities under the Plan is not required to be registered under any applicable securities laws, the Participant shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company which satisfies such requirements. The certificates representing the Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9.             Transferability. Unless otherwise provided by the Committee, the Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Award to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

10.           Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold any applicable withholding taxes in respect of the Award, its exercise or transfer and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

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11.           Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

12.           Entire Agreement. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof and supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

13.           Waiver. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

14.           Successors and Assigns. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Award Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

15.           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)             This Award Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Award Agreement shall be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of the Award Agreement to the substantive law of another jurisdiction. Each party to this Award Agreement agrees that it shall bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Award Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject-matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”) and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action shall be effective if notice is given in accordance with this Award Agreement.

(b)             EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT, IN TORT, AT LAW OR OTHERWISE) INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER.

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16.           Award Subject to Plan. By entering into this Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

17.           No Guarantees Regarding Tax Treatment. The Participant shall be responsible for all taxes with respect to the Award. The Committee and the Company make no guarantees regarding the tax treatment of the Award.

18.           Amendment. The Committee may amend or alter this Award Agreement and the Award granted hereunder at any time, subject to the terms of the Plan.

19.           Signature in Counterparts. This Award Agreement may be signed in counterparts, manually or electronically, and each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

20.           Electronic Signature and Delivery. This Award Agreement may be accepted by return signature or by electronic confirmation. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Award Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.  Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.

21.           Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

[signature page follows]

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IN WITNESS WHEREOF, the Company and the Participant have executed this Market Stock Unit Award Agreement as of the date first set forth above.

PARTICIPANT

DAVE & BUSTER’S ENTERTAINMENT, INC.

By:
Name:
Title:

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